Exhibit 99.1

PRESS RELEASE

                                                                                                                     Contact:
                                                                                                                   Trisha Tuntland
                                                                                                                  Director of Investor Relations
                                                                                                                 Cabot Microelectronics Corporation
                                                                                                                     (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR FIRST QUARTER OF FISCAL 2015
                                                                                            Revenue of $111.9 Million, 11.4 Percent Higher Than Last Year
                                                                                           Gross Profit Margin of 50.9 Percent of Revenue, Up 340 Basis Points Year-Over-Year
                                                                                            Record Earnings Per Share of 80 Cents, Up 77.8 Percent Compared to Last Year
                                                                                             Cash Flow From Operations of $21.7 Million

AURORA, IL, January 29, 2015 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2015, which ended December 31, 2014.

Total revenue during the first fiscal quarter was $111.9 million, 11.4 percent higher than the same quarter last year.  The company achieved record quarterly revenue in its Tungsten product area for the third consecutive quarter, and double digit year-over-year revenue growth in its Aluminum, Tungsten, Pads and Advanced Dielectrics product areas.  The company recorded a gross profit margin of 50.9 percent of revenue in the first fiscal quarter, which is 340 basis points higher than in the same quarter last year.  The company also achieved record diluted earnings per share of $0.80, representing an increase of 77.8 percent compared to the same quarter last year.  Cash flow from operations was $21.7 million.  The company's balance sheet reflects a cash balance of $295.4 million and $170.6 million of debt outstanding as of December 31, 2014.  During the quarter, the company purchased $15.0 million of stock under its share repurchase program.

"We are delighted with our very strong start to fiscal 2015, reflecting 11 percent revenue growth compared to last year, and including double digit revenue growth in most of our IC CMP product areas.  In addition, we achieved a significantly higher gross margin percentage, as well as a record level of profit for our company," said David Li, President and CEO of Cabot Microelectronics.  "We believe our results are evidence of the continued successful execution of our strategic business initiatives, including closely collaborating with our strategic customers, technology leadership and global supply chain excellence.  Looking ahead, we expect to continue to partner with our technology leading customers to innovate and commercialize leading-edge CMP solutions to meet their challenging product performance requirements."

Key Financial Information

Total first fiscal quarter revenue of $111.9 million represents a 11.4 percent increase from the $100.5 million reported in the same quarter last year, including 10.2 percent revenue growth from the company's IC CMP consumables products.  In particular, the company achieved record quarterly revenue for the third consecutive quarter in its Tungsten product area, which grew 20.8 percent year-over-year.  Compared to the same quarter last year, revenue from the company's Aluminum, Pads and Advanced Dielectrics product areas grew 35.6 percent, 18.2 percent and 18.1 percent, respectively.  Revenue from slurries for Interlayer Dielectrics and Data Storage applications decreased.  Foreign exchange effects reduced revenue by $1.2 million year-over-year, primarily due to the weaker Japanese yen versus the U.S. dollar.

Gross profit, expressed as a percentage of revenue, was 50.9 percent this quarter, which is 340 basis points higher than the 47.5 percent of revenue reported in the same quarter a year ago.  Compared to the year ago quarter, gross profit percentage increased primarily due to product mix, higher sales volume and benefits associated with foreign exchange rate changes, partially offset by effects of lower manufacturing yields, higher raw material costs, and higher fixed manufacturing costs.  The company's full fiscal year gross profit guidance range of 48 to 50 percent of revenue remains unchanged.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.4 million in the first fiscal quarter, or $2.4 million higher than the $32.0 million reported in the same quarter a year ago, primarily due to separation costs associated with the departure of three executive officers, which was announced on January 5, and higher incentive compensation costs.  The company continues to expect operating expenses for the full fiscal year to be between $132 million and $137 million.

Net income for the quarter was $19.9 million, which is 76.1 percent higher than $11.3 million reported in the same quarter last year.  Net income increased primarily due to higher revenue, a higher gross profit margin and a lower effective tax rate, partially offset by higher operating expenses.  The company's effective tax rate was lower primarily due to lower income tax expense on foreign earnings and the reinstatement of the U.S. research and experimentation tax credit.

Diluted earnings per share were $0.80 this quarter, which represents a record level for the company, and an increase of 77.8 percent compared to $0.45 reported in the same quarter last year.

CEO TRANSITION
On December 16, 2014, the company announced that its Board of Directors had elected David H. Li as President and CEO and member of the Board, effective January 1, 2015, and that William P. Noglows, who served as Chairman, President and CEO since 2003, will continue to serve as Executive Chairman of the Board of Directors.  A copy of the related press release is available in the investor relations section of the company's website, www.cabotcmp.com.  For additional information, see the company's current report on Form 8-K, and Proxy Statement, filed with the Securities and Exchange Commission (SEC) on December 16 and January 20, respectively.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 62097135.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; the company's management, international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2014	2014	2013

Revenue	$111,934	$116,337	$100,515

Cost of goods sold	54,960	59,209	52,801

Gross profit	56,974	57,128	47,714

Operating expenses:

Research, development & technical	15,018	15,051	14,571

Selling & marketing	7,639	6,846	6,707

General & administrative	11,751	12,236	10,726

Total operating expenses	34,408	34,133	32,004

Operating income	22,566	22,995	15,710

Interest expense	906	807	872

Other income (expense), net	1,057	(448)	617

Income before income taxes	22,717	21,740	15,455

Provision for income taxes	2,801	5,694	4,147

Net income	$19,916	$16,046	$11,308

Income available to common shareholders	$19,685	$15,831	$11,181

Basic earnings per share	$0.83	$0.67	$0.47

Weighted average basic shares outstanding	23,651	23,500	23,590

Diluted earnings per share	$0.80	$0.65	$0.45

Weighted average diluted shares outstanding	24,486	24,334	24,623

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2014	2014
ASSETS:

Current assets:
Cash and cash equivalents	$295,429	$284,155
Accounts receivable, net	61,365	60,693
Inventories, net	62,618	64,979
Other current assets	25,045	18,166
Total current assets	444,457	427,993

Property, plant and equipment, net	95,299	100,821
Other long-term assets	68,318	72,353
Total assets	$608,074	$601,167

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$13,137	$15,304
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	31,832	31,394
Total current liabilities	53,719	55,448

Long-term debt, net of current portion	161,875	164,063
Other long-term liabilities	9,435	9,654
Total liabilities	225,029	229,165

Stockholders' equity	383,045	372,002
Total liabilities and stockholders' equity	$608,074	$601,167